Exhibit 4.68

English Summary

of

Supplemental Agreement to the Ancillary Telecommunications Services Agreement

Between

China Telecommunications Corporation

and

China Telecom Corporation Limited

China Telecommunications Corporation (“Party A”) and China Telecom Corporation Limited (“Party B”) entered into the Supplemental Agreement to the Ancillary Telecommunications Services Agreement on September 23, 2015.

The key terms and conditions of the Supplemental Agreement are as follows:

1. The Parties agree to amend Article 3.1 of the Ancillary Telecommunications Services Agreement as follows: “The charges payable under the Ancillary Telecommunications Services Agreement shall be determined by reference to market prices. Market prices shall mean the prices at which the same or similar type of products or services are provided by Independent Third Parties in the ordinary course of business and under normal commercial terms. When determining the relevant market prices, to the extent practicable, management of the Company shall take into account the prices of at least two similar and comparable transactions entered into with or carried out by Independent Third Parties in the ordinary course of business in the corresponding period for reference.

For avoidance of doubt, where there is no or it is not possible to determine the market prices, the prices are to be agreed between the parties based on the reasonable costs incurred in providing the services plus the amount of the relevant taxes and reasonable profit margin. For this purpose, reasonable profit margin is to be fairly determined by negotiations between the parties in accordance with the internal policies of the Company. When determining the relevant reasonable profit margin, to the extent practicable, management of the Company shall take into account the profit margin of at least two similar and comparable transactions entered into with Independent Third Parties in the corresponding period or the relevant industry profit margin for reference.”

2. The execution, validity, performance, interpretation of this Supplemental Agreement and any relevant dispute resolutions shall be governed by the PRC laws.

3. This Supplemental Agreement shall become effective on January 1, 2016. If there is any conflict between this Supplemental Agreement and the Ancillary Telecommunications Services Agreement, this Supplemental Agreement shall prevail.